UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2023

INNOVIVA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-30319	94-3265960
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1350 Old Bayshore Highway, Suite 400

Burlingame, California 94010

(650) 238-9600

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	INVA	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Appointment of Dr. Sapna Srivastava to the Board of Directors

On December 29, 2022, Innoviva, Inc. (the “Company”) appointed Sapna Srivastava, Ph. D., to its Board of Directors (the “Board”), effective January 1, 2023 (the “Srivastava Effective Date”). Dr. Srivastava is an experienced senior executive within the biopharmaceutical industry. Dr. Srivastava was the chief financial and strategy officer for Abide Therapeutics (acquired by Lundbeck), and prior to that, was chief financial and strategy officer for Intellia Therapeutics. She played an integral role in helping build Intellia’s financial operations and strategic direction. She also held an advisory role at eGenesis Bio as interim chief financial officer to support the company’s financial and strategic planning. Prior to her industry experience, she spent nearly 15 years as a stock analyst for the biotechnology sector, including as the senior analyst and team leader of the biotechnology group at Goldman Sachs; a senior biotechnology analyst at Morgan Stanley and ThinkEquity Partners; and as a research associate at JP Morgan. Dr. Srivastava has also served as a board member for several therapeutic focused biotechnology companies and nonprofits. Dr. Srivastava holds a Ph.D. from New York University School of Medicine and a B.Sc. from St. Xavier’s College, University of Bombay.

There is no arrangement or understanding between Dr. Srivastava and any other persons, pursuant to which Dr. Srivastava was selected as a director.

The Board has determined that Dr. Srivastava qualifies as an independent director of the Board under the applicable independence rules of (A) the Securities and Exchange Commission and (B) the Nasdaq Global Select Market listing standards.

Since January 1, 2022, there have not been any transactions, nor are there any currently proposed transactions, in which Innoviva was or is to be a participant and the amount involved exceeds $120,000, and in which Dr. Srivastava had or will have a direct or indirect material interest.

Pursuant to Innoviva’s non-employee director compensation program, on the Srivastava Effective Date, Dr. Srivastava received the following awards under the Company’s 2012 Equity Incentive Plan: (i) a restricted stock unit (“RSU”) award in the amount of $125,000 (the “Initial RSU Award”); (ii) an RSU award in the amount of $56,250 (the “Prorated Annual RSU Award”); and (iii) an award of options to purchase 2,500 shares of common stock of the Company (the “Prorated Annual Option Award”). The Initial RSU Award vests in equal annual installments on each of the first two anniversaries of the Srivastava Effective Date, and the Prorated Annual RSU Award and Prorated Annual Option Award each vest in a single installment on the earlier of the date of the Company’s next annual stockholders’ meeting and the first anniversary of the Srivastava Effective Date, in each case, subject to Dr. Srivastava’s continuous service through the applicable vesting date; provided that all such RSUs and options, to the extent then-unvested, will immediately vest in full upon a termination of Dr. Srivastava’s service due to her death or disability or upon a change in control of the Company. Dr. Srivastava will also receive an annual cash retainer of $50,000 for her service as a Board member.

Dr. Srivastava has entered into an indemnification agreement with the Company requiring the Company to indemnify her to the fullest extent permitted under Delaware law with respect to her services as a director. The indemnification agreement is in the form entered into with the Company’s other directors and executive officers. This form of indemnification agreement is attached as Exhibit 99.1 to the Form 8-K of the Company filed with the SEC on May 26, 2020.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 31, 2022, the Board amended the Company’s by-laws, effective as of January 1, 2023, to remove reference to SmithKline Beecham Corporation, a Pennsylvania corporation, as a shareholder of the Company and update the procedures and information requirements for the nomination of directors, including with respect to Rule 14a-19 promulgated under the Securities Exchange Act of 1934, as amended. A copy of the Corporation’s complete by-laws, as amended, is filed as Exhibit 3.1 to this report. The above summary is qualified by reference to the full text of the amended by-laws.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description of Exhibits

3.1	Amended and Restated By-Laws of Innoviva, Inc., effective as of January 1, 2023
104	Cover Page Interactive Data File (embedded within the inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVIVA, INC.

Date: January 4, 2023	By:	/s/ Pavel Raifeld
Pavel Raifeld
Chief Executive Officer